Exhibit 99.2

Logistics Innovation Technologies Corp. Announces Closing of $341 Million Initial Public Offering

Atlanta, GA – June 15, 2021 – Logistics Innovation Technologies Corp. (”LIT”) announced today the closing of its initial public offering of 34,089,611 units at a price of $10.00 per unit, including 4,089,611 units issued pursuant to the exercise by the underwriters of their over-allotment option. The units are listed on the Nasdaq Global Market ("Nasdaq") and began trading under the ticker symbol "LITTU" on June 11, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "LITT" and "LITTW," respectively.

LIT is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While LIT may pursue an initial business combination with a company in any sector or geography, LIT intends to focus its search on innovation in the logistics industry, which includes both logistics technology companies and traditional industry players that can leverage technology to improve the efficiency of customer supply chains and their markets.

Guggenheim Securities, LLC acted as the sole bookrunner for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on June 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Guggenheim Securities, LLC, 330 Madison Avenue, New York, New York 10017, Attention: Equity Capital Markets, or by telephone at (212) 518-9544.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of LIT, including those set forth in the Risk Factors section of LIT's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. LIT undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Logistics Innovation Technologies Corp.

(678) 954-4822